AGILYSYS REPORTS FISCAL 2018 SECOND QUARTER REVENUE OF $30.1 MILLION

Alpharetta, GA - November 1, 2017 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2018 second quarter ended September 30, 2017.

Summary of Fiscal 2018 Second Quarter Financial Results

•	Total net revenue was $30.1 million, compared to total net revenue of $32.7 million in the comparable prior-year period.

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Recurring revenues (which are comprised of support, maintenance and subscription services) were $17.1 million, or 57% of total net revenue, compared to $15.9 million, or 49% of total net revenue, for the same period in fiscal 2017. SaaS revenues increased 29% year over year and comprised 29% of total recurring revenues, compared to 24% of total recurring revenues in the second quarter of fiscal 2017.

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Gross margin was 51.0% in the fiscal 2018 second quarter, compared to 48.6% in the prior-year period. Gross margin for the second quarter of fiscal 2018 was impacted by lower gross profit margin for professional services revenue, which resulted from lower quarterly professional services revenues on a higher cost structure following a recent alignment toward enabling the Company to provide more customer-centric services going forward.

•	Net loss in the fiscal 2018 second quarter was $(3.2) million, or $(0.14) per diluted share, compared to a net loss of $(2.4) million, or $(0.11) per diluted share, in the prior-year period.

•	Adjusted EBITDA (non-GAAP) was $2.3 million, compared to Adjusted EBITDA of $1.3 million in the same period last year (see reconciliation below).

•	Adjusted earnings from operations (non-GAAP) was $(1.2) million, compared to Adjusted earnings from operations of $(3.1) million in the prior-year period (see reconciliation below).

Ramesh Srinivasan, President and CEO of Agilysys, commented, “Notwithstanding revenue softness in the quarter, primarily due to lower hardware revenue, we continue to make steady progress with our profitability initiatives. This progress is reflected in fiscal 2018 second quarter adjusted EBITDA and adjusted earnings from operations improving 77% and 63%, respectively, over the comparable prior-year period. We also continue to benefit from growth in our maintenance and SaaS recurring revenue streams. While making good progress with all the operational efficiency improvement initiatives we began implementing earlier this year, we are also prudently investing in various areas of the business to drive revenue growth. For example, we have increased our development engineering capacity approximately 50% over the past six months. We have established and have made good progress with comprehensive development roadmaps for our new rGuest line of products and for our various well-established products.

“Even with our reduced full year revenue guidance, as a result of the progress we have made against our strategic operating plan, we remain confident that we will achieve positive adjusted earnings from operations during the fiscal 2018 fourth quarter, in accordance with the profitability guidance we provided earlier this year. In addition, we expect to end this fiscal year with a cash balance that is at or slightly above current levels. Going forward, we expect to benefit from our ongoing efforts to transform Agilysys into a customer centric and engineering driven business and from new sales and marketing initiatives we have recently implemented, to drive profitable revenue growth.”

Summary of Fiscal 2018 Six Months Financial Results

•	Total net revenue was $64.0 million, compared to total net revenue of $63.6 million in the comparable prior-year period.

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Recurring revenues (which are comprised of support, maintenance and subscription services) were $33.8 million, or 53% of total net revenue, compared to $30.9 million, or 48% of total net revenue, in the first six months of fiscal 2017. SaaS revenues for the first six months of fiscal 2018 increased 42% year over year and comprised 29% of total recurring revenues, compared to 22% of total recurring revenues in the first six months of fiscal 2017.

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Gross margin was 50.1% in the first six months of fiscal 2018, compared to 50.4% in the comparable year-ago period. Gross margin for the first six months of fiscal 2018 reflects the impact of the recent alignment toward enabling the Company to provide more customer-centric services going forward, as well as lower second quarter professional services revenues on a higher cost structure that is a result of the above noted recent alignment.

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Net loss in the first six months of fiscal 2018 was $(6.2) million, or $(0.27) per diluted share, compared to a net loss of $(4.7) million, or $(0.21) per diluted share, in the first six months of fiscal 2017.

•	Adjusted EBITDA (non-GAAP) was $4.0 million, compared to Adjusted EBITDA of $1.7 million in the same period last year (see reconciliation below).

•
Adjusted earnings from operations (non-GAAP) in the first six months of fiscal 2018 was $(4.6) million, compared to Adjusted earnings from operations of $(6.3) million in the same period last year (see reconciliation below).

Fiscal 2018 Outlook Update
Agilysys today updated its guidance for fiscal 2018 full year revenue to a new range of $130 million to $134 million from the prior range of $136 million to $140 million. Notwithstanding the change in full year revenue guidance, the Company continues to expect that it will generate positive Adjusted Earnings from Operations (non-GAAP measure) in the fourth quarter of fiscal 2018.

The Company defines adjusted earnings from operations as adjusted EBITDA, less capital expenditures and capitalized software development costs, which management believes is a meaningful measure of earnings and provides insight to investors on the Company’s overall profitability and cash generation from core operations. Adjusted earnings from operations includes costs for capitalized efforts while minimizing the seasonality of the Company’s cash flows due to timing of billing.

Tony Pritchett, Chief Financial Officer, commented, “We are pleased with the progress we are making to lower overall spend as a percentage of revenue. Excluding certain one-time restructuring and severance expenses, despite lower consolidated revenue, overall costs as a percentage of revenue in the fiscal 2018 second quarter were lower than comparable costs in the fiscal 2017 fourth quarter when we began to act on this initiative. While our cost savings initiatives continue to be a priority as the success of these efforts will be an important driver of our ability to generate profitable revenue as we begin to implement new revenue growth initiatives, we are simultaneously strategically investing in areas of the business to drive sustainable revenue growth. With our healthy balance sheet that includes nearly $40 million in cash and cash equivalents and no debt, focus on prudent expense management, and new go-to-market sales initiatives beginning to be implemented, we are confident that we are on a path to profitability and revenue growth, which will unlock value for our shareholders.”

2018 Second Quarter Conference Call and Webcast
Agilysys is hosting a conference call and webcast today, November 1, 2017, beginning at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 96275314. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately, two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to revenue and adjusted earnings from operations, and expected results of strategic and operating initiatives, such as revenue growth, cash balances and improvements in operational efficiency and profitability.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company's filings with the Securities and Exchange Commission, including the Company's reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include adjusted EBITDA and adjusted earnings from operations. Management believes that such information can enhance investors' understanding of the company's ongoing operations. See the accompanying table below for a reconciliation of adjusted EBITDA and adjusted earnings from operations to the most closely related GAAP measure.

About Agilysys
Agilysys is a leading technology company that provides innovative software and services for point-of-sale (POS), property management (PMS), reservation and table management, inventory and procurement, workforce management, analytics, document management, and mobile and wireless solutions exclusively to the hospitality industry. Our products and services allow operators to streamline operations, improve efficiency and understand customer needs across their properties to deliver a superior overall guest experience. The result is improved guest loyalty, growth in wallet share and increased revenue as operators connect and transact with their guests based upon a single integrated view of individual preferences and interactions. We serve four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Corporate Foodservice Management; and Restaurants, Universities, Stadia and Healthcare.

Agilysys operates across North America, Europe, Asia-Pacific, and India with corporate services located in Alpharetta, GA. For more information, visit www.agilysys.com.

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Investor Contact:
Tony Pritchett
Chief Financial Officer
Agilysys, Inc.
770-810-7941 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com

- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net revenue:
Products	$7,318	$10,731	$17,601	$20,251
Support, maintenance and subscription services	17,108	15,906	33,775	30,854
Professional services	5,703	6,039	12,618	12,524
Total net revenue	30,129	32,676	63,994	63,629
Cost of goods sold:
Products (inclusive of developed technology amortization)	5,419	8,155	13,042	14,687
Support, maintenance and subscription services	4,446	4,394	8,478	8,250
Professional services	4,894	4,248	10,430	8,622
Total cost of goods sold	14,759	16,797	31,950	31,559
Gross profit	15,370	15,879	32,044	32,070
Gross profit margin	51.0%	48.6%	50.1%	50.4%
Operating expenses:
Product development	6,812	6,946	13,438	6,855
Sales and marketing	4,207	5,113	9,337	5,633
General and administrative	5,561	5,140	12,361	4,873
Depreciation of fixed assets	700	595	1,312	598
Amortization of intangibles	465	342	950	336
Restructuring, severance and other charges	826	—	863	89
Legal Setlements	—	85	—	85
Operating loss	(3,201)	(2,342)	(6,217)	(4,536)
Other (income) expense:
Interest income	(23)	(16)	(51)	(49)
Interest expense	2	4	4	8
Other expense, net	(37)	(12)	(147)	78
Loss before taxes	(3,143)	(2,318)	(6,023)	(4,573)
Income tax expense (benefit)	105	82	183	124
Net loss	$(3,248)	$(2,400)	$(6,206)	$(4,697)

Weighted average shares outstanding	22,760	22,606	22,740	22,603

Loss per share - basic and diluted:
Loss per share	$(0.14)	$(0.11)	$(0.27)	$(0.21)

Weighted average shares outstanding - diluted	22,760	22,606	22,740	22,603

Net income (loss) per share - diluted:
Net income (loss) per share	$(0.14)	$(0.11)	$(0.27)	$(0.21)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	September 30,	March 31,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$38,532	$49,255
Accounts receivable, net of allowance for doubtful accounts of $698 and $509, respectively	14,742	15,598
Inventories	2,299	2,211
Prepaid expenses and other current assets	5,428	6,456
Total current assets	61,001	73,520
Property and equipment, net	16,858	16,000
Goodwill	19,622	19,622
Intangible assets, net	8,507	8,530
Software development costs, net	47,185	46,999
Other non-current assets	2,524	2,634
Total assets	$155,697	$167,305

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,860	$8,702
Deferred revenue	22,172	29,183
Accrued liabilities	7,770	8,331
Capital lease obligations, current	116	121
Total current liabilities	38,918	46,337
Deferred income taxes, non-current	3,349	3,181
Capital lease obligations, non-current	77	116
Other non-current liabilities	3,925	4,002
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,318,471 and 23,210,682 shares outstanding at September 30, 2017 and March 31, 2017, respectively	9,482	9,482
Treasury shares, 8,288,360 and 8,396,149 at September 30, 2017 and March 31, 2017, respectively	(2,488)	(2,519)
Capital in excess of stated value	(3,129)	(5,782)
Retained earnings	105,745	112,692
Accumulated other comprehensive loss	(182)	(204)
Total shareholders' equity	109,428	113,669
Total liabilities and shareholders' equity	$155,697	$167,305

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
(In thousands)	September 30,
	2017	2016
Operating activities
Net loss	$(6,206)	$(4,697)
Adjustments to reconcile net loss to net cash used in operating activities
Net restructuring, severance and other charges	19	(286)
Net legal settlements	—	(15)
Depreciation	1,312	1,193
Amortization	950	678
Amortization of developed technology	4,727	3,399
Deferred income taxes	87	110
Share-based compensation	2,318	841
Change in cash surrender value of company owned life insurance policies	(6)	(10)
Changes in operating assets and liabilities:
Accounts receivable	887	5,862
Inventories	(83)	371
Prepaid expense	1,308	534
Accounts payable	286	1,284
Deferred revenue	(7,036)	(6,765)
Accrued liabilities	(25)	(2,525)
Income taxes payable	(46)	(33)
Other changes, net	(140)	(125)
Net cash provided by operating activities	(1,648)	(184)

Investing activities
Capital expenditures	(3,106)	(2,272)
Capitalized software development costs	(5,477)	(5,824)
Investments in corporate-owned life insurance policies	(2)	(1)
Net cash used in investing activities	(8,585)	(8,097)

Financing activities
Payments to settle contingent consideration arising from business acquisition	—	(197)
Repurchase of common shares to satisfy employee tax withholding	(519)	(404)
Principal payments under long-term obligations	(61)	(56)
Net cash used in financing activities	(580)	(657)
Effect of exchange rate changes on cash	90	(41)
Net decrease in cash and cash equivalents	(10,723)	(8,979)
Cash and cash equivalents at beginning of period	49,255	60,608
Cash and cash equivalents at end of period	$38,532	$51,629

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$385	$223
Accrued capitalized software development costs	357	1,003

AGILYSYS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS FROM OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands)	September 30,		September 30,
	2017	2016	2017	2016

Net loss	$(3,248)	$(2,400)	$(6,206)	$(4,697)
Income tax expense (benefit)	105	82	183	124
Loss before taxes	(3,143)	(2,318)	(6,023)	(4,573)
Depreciation of fixed assets	700	595	1,312	1,193
Amortization of intangibles	465	342	950	678
Amortization of developed technology	2,420	2,133	4,727	3,399
Interest (income) expense	(21)	(12)	(47)	(41)
EBITDA (b)	421	740	918	656
Share-based compensation	1,099	495	2,318	841
Restructuring, severance and other charges	826	—	863	89
Other non-operating (income) expense	(37)	(12)	(147)	78
Legal Settlements	—	85	—	85
Adjusted EBITDA (a)	$2,310	$1,308	$3,953	$1,749
Capital expenditures	(981)	(1,454)	(3,106)	(2,272)
Capitalized software development costs	(2,487)	(2,954)	(5,477)	(5,824)
Adjusted Earnings from Operations (c)	$(1,158)	$(3,100)	$(4,630)	$(6,347)

(a) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(b) EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization

(c) Adjusted Earnings from Operations, a non-GAAP financial measure, is defined as Adjusted EBITDA, less capital expenditures and capitalized software development costs